SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 Schedule 13G/A


   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 1)*



                                TheraSense, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    883381105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           [ ]       Rule 13d-1(b)

           [ ]       Rule 13d-1(c)

           [X]       Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)



                               Page 1 of 18 Pages
                            Exhibit Index on Page 15

------------------------------- ------------------- ----------------------------
CUSIP NO. 883381105                    13 G                  Page 2 of 18 Pages
------------------------------- ------------------- ----------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Delphi Ventures III, L.P.
               Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ] (b) [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ----------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       -0-
           OWNED BY EACH
             REPORTING
              PERSON
               WITH                  -------- ----------------------------------
                                     6        SHARED VOTING POWER
                                              -0-
                                     -------- ----------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              -0-
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              -0-
------------ -------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                          -0-
------------ -------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                    [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       0.0%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON
                                                                       PN
------------ -------------------------------------------------------------------

------------------------------- ------------------- ----------------------------
CUSIP NO. 883381105                    13 G                  Page 3 of 18 Pages
------------------------------- ------------------- ----------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Delphi BioInvestments III, L.P.
               Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a) [ ] (b) [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ----------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       -0-
           OWNED BY EACH
             REPORTING
              PERSON
               WITH                  -------- ----------------------------------
                                     6        SHARED VOTING POWER
                                              -0-
                                     -------- ----------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              -0-
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              -0-
------------ -------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                           -0-
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                    [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        0.0%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON
                                                                        PN
------------ -------------------------------------------------------------------

------------------------------- ------------------- ----------------------------
CUSIP NO. 883381105                    13 G                  Page 4 of 18 Pages
------------------------------- ------------------- ----------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Delphi Ventures IV, L.P.
               Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a) [ ] (b) [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ----------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       -0-
           OWNED BY EACH
             REPORTING
              PERSON
               WITH                  -------- ----------------------------------
                                     6        SHARED VOTING POWER
                                              -0-
                                     -------- ----------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              -0-
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              -0-
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                            -0-
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                     [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         0.0%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON
                                                                         PN
------------ -------------------------------------------------------------------

------------------------------- ------------------- ----------------------------
CUSIP NO. 883381105                    13 G                  Page 5 of 18 Pages
------------------------------- ------------------- ----------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Delphi BioInvestments IV, L.P.
               Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a) [ ] (b) [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ----------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       -0-
           OWNED BY EACH
             REPORTING
              PERSON
               WITH                  -------- ----------------------------------
                                     6        SHARED VOTING POWER
                                              -0-
                                     -------- ----------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              -0-
                                     -------- ----------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              -0-
------------ -------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                           -0-
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                     [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        0.0%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON
                                                                        PN
------------ -------------------------------------------------------------------

------------------------------- ------------------- ----------------------------
CUSIP NO. 883381105                    13 G                  Page 6 of 18 Pages
------------------------------- ------------------- ----------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Delphi Management Partners III, L.L.C.
               Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a) [ ] (b) [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ----------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       -0-
           OWNED BY EACH
             REPORTING
              PERSON
               WITH                  -------- ----------------------------------
                                     6        SHARED VOTING POWER
                                              -0-
                                     -------- ----------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              -0-
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              -0-
------------ -------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                           -0-
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                   [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        0.0%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON
                                                                        OO
------------ -------------------------------------------------------------------

------------------------------- ------------------- ----------------------------
CUSIP NO. 883381105                    13 G                  Page 7 of 18 Pages
------------------------------- ------------------- ----------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Delphi Management Partners IV, L.L.C.
               Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a) [ ] (b) [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ -------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       -0-
           OWNED BY EACH
             REPORTING
              PERSON
               WITH                  -------- ----------------------------------
                                     6        SHARED VOTING POWER
                                              -0-
                                     -------- ----------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              -0-
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              -0-
------------ -------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                           -0-
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                    [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        0.0%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON
                                                                        OO
------------ -------------------------------------------------------------------

------------------------------- ------------------- ----------------------------
CUSIP NO. 883381105                    13 G                  Page 8 of 18 Pages
------------------------------- ------------------- ----------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               James J. Bochnowski
               Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a) [ ] (b) [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                                  U.S. Citizen
------------ -------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       -0-
           OWNED BY EACH
             REPORTING
              PERSON
               WITH                  -------- ----------------------------------
                                     6        SHARED VOTING POWER
                                              -0-
                                     -------- ----------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              -0-
                                     -------- ----------------------------------
                                     8        -0-
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                           -0-
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                    [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        0.0%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON
                                                                        IN
------------ -------------------------------------------------------------------

------------------------------- ------------------- ----------------------------
CUSIP NO. 883381105                    13 G                  Page 9 of 18 Pages
------------------------------- ------------------- ----------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               David L. Douglass
               Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a) [ ] (b) [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ----------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       -0-
           OWNED BY EACH
             REPORTING
              PERSON
               WITH                  -------- ----------------------------------
                                     6        SHARED VOTING POWER
                                              -0-
                                     -------- ----------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              -0-
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              -0-
------------ -------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                           -0-
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                    [ ]
------------ -------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        0.0%
------------ -------------------------------------------------------------------

12           TYPE OF REPORTING PERSON
                                                                        IN
------------ -------------------------------------------------------------------

------------------------------- ------------------- ----------------------------
CUSIP NO. 883381105                    13 G                  Page 10 of 18 Pages
------------------------------- ------------------- ----------------------------

------------ -------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Donald J. Lothrop
               Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a) [ ] (b) [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ -------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       -0-
           OWNED BY EACH
             REPORTING
              PERSON
               WITH                  -------- ----------------------------------
                                     6        SHARED VOTING POWER
                                              -0-
                                     -------- ----------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              -0-
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              -0-
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                            -0-
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                      [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         0.0%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON
                                                                         IN
------------ -------------------------------------------------------------------

                                                             Page 11 of 18 Pages

      This statement amends the Statement on Schedule 13G previously filed by Delphi Ventures III, L.P., Delphi BioInvestments III, L.P., Delphi Management Partners III, L.L.C., Delphi Ventures IV, L.P., Delphi BioInvestments IV, L.P., Delphi Management Partners IV, L.L.C., James J. Bochnowski, David L. Douglass and Donald J. Lothrop. The foregoing entities and individuals are collectively referred to as the "Reporting Persons." Only those items as to which there has been a change are included in this Amendment No. 1.


ITEM 4.         OWNERSHIP:
                ----------

                Please see Item 5.

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                ---------------------------------------------

                If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of
                securities, check the following:   [X] Yes

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
                ---------------------------------------------------------------

                Please see Item 5.

                                                             Page 12 of 18 Pages


                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 11, 2005


                                   DELPHI VENTURES III, L.P., a Delaware
                                   Limited Partnership


                                   By:  Delphi Management Partners III, L.L.C.,
                                        a Delaware Limited Liability Company
                                        Its General Partner



                                   By:    /s/ James J. Bochnowski
                                          --------------------------------------
                                          James J. Bochnowski, Member


                                   DELPHI BIOINVESTMENTS III, L.P., a Delaware
                                   Limited Partnership

                                   By:  Delphi Management Partners III, L.L.C.,
                                        a Delaware Limited Liability Company
                                        Its General Partner


                                   By:    /s/ James J. Bochnowski
                                          --------------------------------------
                                          James J. Bochnowski, Member


                                   DELPHI MANAGEMENT PARTNERS III, L.L.C.,
                                   a Delaware Limited Liability Company


                                   By:    /s/ James J. Bochnowski
                                          --------------------------------------
                                          James J. Bochnowski, Member

                                                             Page 13 of 18 Pages


                                   DELPHI VENTURES IV, L.P., a Delaware
                                   Limited Partnership


                                   By:  Delphi Management Partners IV, L.L.C.,
                                        a Delaware Limited Liability Company
                                        Its General Partner



                                   By:    /s/ James J. Bochnowski
                                          --------------------------------------
                                          James J. Bochnowski, Member


                                   DELPHI BIOINVESTMENTS IV, L.P., a Delaware
                                   Limited Partnership

                                   By:  Delphi Management Partners IV, L.L.C.,
                                        a Delaware Limited Liability Company
                                        Its General Partner



                                   By:    /s/ James J. Bochnowski
                                          --------------------------------------
                                          James J. Bochnowski, Member


                                   DELPHI MANAGEMENT PARTNERS IV, L.L.C.,
                                   a Delaware Limited Liability Company


                                   By:    /s/ James J. Bochnowski
                                          --------------------------------------
                                          James J. Bochnowski,  Member

                                                             Page 14 of 18 Pages



                                   JAMES J. BOCHNOWSKI


                                   By:    /s/ James J. Bochnowski
                                          --------------------------------------
                                          James J. Bochnowski


                                   DAVID L. DOUGLASS


                                   By:    /s/ David L. Douglass
                                          --------------------------------------
                                          David L. Douglass


                                   DONALD J. LOTHROP

                                   By:    /s/ David L. Douglass
                                          --------------------------------------
                                          David L. Douglass

                                                             Page 15 of 18 Pages


                                  EXHIBIT INDEX



                                                                 Found on
                                                               Sequentially
Exhibit                                                        Numbered Page
-------                                                        -------------
Exhibit A:  Agreement of Joint Filing                               16

                                                             Page 16 of 18 Pages


                                    EXHIBIT A



                            Agreement of Joint Filing

         The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of TheraSense, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 11, 2005


February 11, 2005                  DELPHI MANAGEMENT PARTNERS III, L.L.C.,
                                   a Delaware Limited Liability Company



                                   By:   /s/ James J. Bochnowski
                                         ---------------------------------------
                                         James J. Bochnowski, Member


February 11, 2005                  DELPHI VENTURES III, L.P.,
                                   a Delaware Limited Partnership

                                   By: Delphi Management Partners III, L.L.C., a Delaware Limited Liability Company Its General Partner



                                   By:   /s/ James J. Bochnowski
                                         ---------------------------------------
                                         James J. Bochnowski, Member


February 11, 2005                  DELPHI BIOINVESTMENTS III, L.P.,
                                   a Delaware Limited Partnership

                                   By: Delphi Management Partners III, L.L.C., a Delaware Limited Liability Company Its General Partner



                                   By:   /s/ James J. Bochnowski
                                         ---------------------------------------
                                         James J. Bochnowski, Member

                                                             Page 17 of 18 Pages



February 11, 2005                  DELPHI MANAGEMENT PARTNERS IV, L.L.C.,
                                   a Delaware Limited Liability Company



                                   By:   /s/ James J. Bochnowski
                                         ---------------------------------------
                                         James J. Bochnowski, Member


February 11, 2005                  DELPHI VENTURES IV, L.P.,
                                   a Delaware Limited Partnership

                                   By:   Delphi Management Partners IV, L.L.C.,
                                         a Delaware Limited Liability Company
                                         Its General Partner



                                   By:   /s/ James J. Bochnowski
                                         ---------------------------------------
                                         James J. Bochnowski, Member


February 11, 2005                  DELPHI BIOINVESTMENTS IV, L.P.,
                                   a Delaware Limited Partnership

                                   By:   Delphi Management Partners IV, L.L.C.,
                                         a Delaware Limited Liability Company
                                         Its General Partner



                                   By:   /s/ James J. Bochnowski
                                         ---------------------------------------
                                         James J. Bochnowski, Member

                                                             Page 18 of 18 Pages


February 11, 2005


                                      By:   /s/ James J. Bochnowski
                                            ------------------------------------
                                            James J. Bochnowski


February 11, 2005


                                      By:   /s/ David L. Douglass
                                            ------------------------------------
                                            David L. Douglass


February 11, 2005


                                      By:   /s/ Donald J. Lothrop
                                            ------------------------------------
                                            Donald J. Lothrop